Exhibit 99.1
White Electronic Designs Corporation’s Chairman, President and CEO
Resigns to Pursue Other Opportunities
For Immediate Release

CONTACT:

Mr. Roger A. Derse	Lytham Partners, LLC
Chief Financial Officer	Joseph Diaz, Jr.
White Electronic Designs Corporation	602-889-9700
(602) 437-1520	diaz@lythampartners.com
rderse@whiteedc.com
Phoenix, Arizona – August 28, 2008 – White Electronic Designs Corporation (NASDAQ:WEDC) announced today that Hamid R. Shokrgozar has resigned as Chairman, President, Chief Executive Officer, and director to pursue other opportunities.
Following Mr. Shokrgozar’s resignation, Edward A. White, the Company’s founder, was elected Chairman of the Board. The Board has begun an immediate search for a replacement. Until a permanent replacement is identified, Roger A. Derse, Vice President and Chief Financial Officer, and Dante V. Tarantine, Executive Vice President Sales and Marketing, will perform the duties of the Office of the President of the Company. The Office of the President will report to a committee of the Board headed by Mr. White. The Board also formed a Special Committee to evaluate all possible strategic alternatives.
Mr. White, on behalf of the board, released this statement: “We acknowledge Hamid for his contributions and accomplishments throughout his tenure with the Company. Under Hamid’s leadership, White Electronic Designs Corporation undertook key strategic initiatives and we believe that the Company is well positioned to grow its business and to continue to focus on its core markets. We express gratitude for Hamid’s dedication and wish him success in his future endeavors.”
“I am extremely proud of what we have accomplished at White Electronic Designs Corporation over the past ten years and I believe the Company is well positioned to capitalize on the substantial opportunities ahead of it,” said Mr. Shokrgozar. “I wish the Company and all of its employees continued success in the future.”
About White Electronic Designs Corporation
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. We also produce anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. We are headquartered in Phoenix, Arizona and have design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about us, visit our website at www.whiteedc.com.